Exhibit 99.1

NANTWORKS AND SORRENTO ANNOUNCE SECOND COMPREHENSIVE GLOBAL

COLLABORATION ON DISCOVERY AND DEVELOPMENT OF NOVEL ANTI-CANCER

IMMUNOTHERAPIES

San Diego, CA – Mar. 16, 2015 — NantWorks, Inc. and Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), announced today that they have entered into a binding term sheet to initiate a global collaboration to discover and develop novel anti-cancer immunotherapies derived from Sorrento’s proprietary G-MAB® library against neoepitopes of tumor-specific antigens discovered using NantWorks’ proprietary genomics-based, personalized medicine approach. Under the terms of the agreement, Sorrento will exclusively license to NantCell, LLC, a NantWorks company, certain antibodies and CAR-TNK products in exchange for $10 Million in cash and $100 million in NantCell’s equity. In addition to the equity and cash payments, Sorrento will retain a share of all future profits resulting from the collaboration.

In December 2014, Sorrento and NantWorks entered into a binding term sheet to form a joint venture known as “Nantibody, LLC”. Under the terms of that agreement, Nantibody committed to develop a Phase III antibody from NantCell as well as a portfolio of pre-clinical immune-modulating, immuno-oncology, bispecific antibodies, and antibody-drug conjugates (ADCs) from Sorrento. Nantibody is to be funded with $100 Million with 60/40 ownership by NantWorks and Sorrento, respectively.

“We are excited to be working with NantWorks again”, said Dr. Henry Ji, President and CEO of Sorrento. “Through these strategic alliances, we are accelerating the development of our diverse portfolio of fully human monoclonal antibodies into the clinic. In addition, we will be spearheading the discovery and development of immunotherapies against neoepitopes of tumor-specific antigens.”

“We are pleased to expand our working relationship with Sorrento. Our innovative collaborations will unite Sorrento’s capability to develop immunotherapies with NantCell’s proprietary genomic and personalized medicine technologies,” said physician scientist, biotechnology entrepreneur and NantWorks founder Dr. Patrick Soon-Shiong. “We are committing significant resources to the development of truly novel cancer immunotherapies, an area of significant unmet need.”

About NantWorks

NantWorks, LLC, founded by renowned physician scientist and inventor of the first human nanoparticle chemotherapeutic agent Abraxane®, Dr. Patrick Soon-Shiong, is the umbrella organization for the following entities: NantHealth, NantMobile, NantMedia, NantOmics, NantBioScience, NantCell, NantPharma, NantCapital and NantCloud. Fact-based and solution-driven, each of NantWorks’ division entities operates at the nexus of innovation and infrastructure. The core mission of NantWorks is convergence: to develop and deliver a diverse range of technologies that accelerates innovation, broadens the scope of scientific discovery, enhances groundbreaking research, and improves healthcare treatment for those in need. NantWorks is building an integrated fact-based, genomically-informed, personalized approach to the delivery of care and the development of next generation diagnostics and therapeutics.

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq™, the next-generation nanoparticle paclitaxel, completed patient enrollment in the TRIBECA registrational trial in January, 2015. Sorrento is also developing resiniferatoxin (RTX), a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain.

In December 2014, Sorrento signed a definitive agreement with NantWorks to form a global joint venture – “The Immunotherapy Antibody JV” company or “Nantibody, LLC” – to focus on next generation immunotherapies for cancer and autoimmune diseases. Sorrento also entered into a definitive agreement with Conkwest, Inc., a privately-held immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, to jointly develop next generation CAR.TNK™ (Chimeric Antigen Receptor Tumor-attacking Neukoplast) immunotherapies for the treatment of cancer. The CAR.TNK technology platform combines Conkwest’s proprietary Neukoplast cell line with Sorrento’s proprietary G-MAB® fully human antibody technology and CAR designs to further enhance the potency and targeting of Neukoplast. Both companies will jointly own and share development costs and revenues from any developed CAR.TNK cell line products.

Sorrento has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated antibody drug conjugate (ADC) platform that includes proprietary conjugation chemistries, linkers and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, mono- and bi-specific therapeutic antibodies, ADCs and adoptive cellular immunotherapy.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about the ability of the parties to reach final terms on agreements to reflect the binding term sheet; the potential for Sorrento’s proprietary G-MAB fully human antibody technology, including bispecific and ADC forms, if any; the ability of NantWorks to fund and successfully develop potential product candidates; the potential for value from the equity interest and retained financial share of products contemplated under the collaboration; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent reports filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and Sorrento undertakes no obligation to update any forward-looking statement in this press release except as required by law.

NantWorks Contact:

Jen Hodson

NantWorks

jhodson@NantWorks.com

(562) 397-3639

Sorrento Contact:

George Uy

EVP & Chief Commercial Officer

Sorrento Therapeutics, Inc.

guy@sorrentotherapeutics.com

(661) 607-4057